UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

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Date of Report (Date of earliest event reported): May 5, 2016

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GREENHUNTER RESOURCES, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-33893 (Commission File Number)	20-4864036 (IRS Employer Identification No.)

1048 Texan Trail GRAPEVINE, TEXAS (Address of principal executive offices)	76051 (Zip Code)

Registrant’s telephone number, including area code: (972) 410-1044

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Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.03. Bankruptcy or Receivership.

Item 2.01 Completion of Acquisition or Disposition of Assets.

GreenHunter Resources, Inc. (the “Company”) and certain of its subsidiaries, namely, GreenHunter Water, LLC; Hunter Disposal, LLC, Ritchie Hunter Water Disposal, LLC, Hunter Hauling, LLC, White Top Oilfield Construction, LLC, Blackwater Services, LLC, Virco Realty, LLC, Little Muskingum Drilling, LLC LLC LLC LLC, Blue Water Energy Solutions, LLC, GreenHunter Wheeling Barge, LLC, GreenHunter Environmental Solutions, LLC, and MAG Tank Hunter, LLC (collectively, the “Filing Subsidiaries” and, together with the Company, the “Debtors”), filed voluntary petitions (the “Bankruptcy Petitions”) for reorganization under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Texas, Fort Worth Division (the “Bankruptcy Court”) on March 1, 2016.

On April 22, 2016, the Debtors conducted a Section 363 sale of substantially all of the Debtor’s assets pursuant to the Bankruptcy Code. The winning bidder at the auction was FQ Disposal, LLC, a Delaware limited liability company (“FQ Disposal”) and the Debtors and FQ Disposal closed the purchase of substantially all of the Debtor’s assets on May 5, 2016 pursuant to an Asset Purchase Agreement (the “Agreement”) between the parties. Subject to the terms and conditions of the Agreement, the Debtors sold, assigned, transferred, conveyed and delivered to FQ Disposal (in accordance with the Agreement and pursuant to Bankruptcy Court approval), free and clear of all liabilities and liens (except for assumed obligations and permitted liens described in the Agreement), all of the business, assets, properties, contractual rights, goodwill, going concern value, rights and claims used in, generated by or related to the business or otherwise owned, leased or licensed by any Debtor, wherever situated and of whatever kind and nature, real or personal, tangible or intangible, whether or not reflected on the books and records of any Debtor, as applicable, including all confidential information and good will of any such Debtor (except for excluded assets as defined in the Agreement). FQ Disposal paid $20,820,000 for the acquired assets consisting of $18,300,000 in cash and an assumption of liabilities of $2,520,000.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREENHUNTER RESOURCES, INC.

Date: May 11, 2016	By:	/s/ Morgan F. Johnston
Morgan F. Johnston
Sr. Vice President, General Counsel and Secretary